Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-147201 and 333-156394) and Form S-8 (Nos. 333-38912, 333-61925, 333-122172, 333-153444, and 333-169287) of Forest City Enterprises, Inc. of our report dated March 30, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, and our report dated September 17, 2010 relating to the financial statements of Nets Sports and Entertainment, LLC and subsidiaries, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 30, 2011